Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, originally made as of February 25, 2008, by and between Robert L. McGinnis (“Executive”) and Northfield Laboratories Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, Executive is now, and has been, employed as the Senior Vice President – Operations of the Company;
     WHEREAS, the Company and Executive now desire to enter into an Employment Agreement in order to continue such employment for the term set forth herein and subject to the terms and conditions set forth herein;
     WHEREAS, the Company and Executive desire to continue the Proprietary Information and Inventions Agreement entered into by and between Executive and the Company dated July 24, 1997 (the “Proprietary Information and Inventions Agreement”) in full force and effect; and
     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties do hereby agree as follows:
     1. Employment. The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, for the period (the “Employment Period”) beginning as of the date of this Agreement and ending on the date as of which Executive’s employment is terminated pursuant to paragraph 5 of this Agreement. During the Employment Period, Employee shall serve as the Senior Vice President — Operations of the Company and shall perform such executive and managerial duties consistent with such position as the Chief Executive Officer and Board of Directors of the Company shall from time to time direct. Executive shall have such duties and authority as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. Employee shall devote his full business time and attention to the business of the Company and its subsidiaries. Executive may (i) participate in civic, charitable and industry organizations which do not materially interfere with his duties and (ii) serve on the board of directors of one non-competing for-profit business which does not materially interfere with his duties, it being understood that any additional non-competing for-profit board memberships shall require the consent of the Board of Directors of the Company.
     2. Location. Executive shall be based at the Company’s headquarters in Evanston, Illinois, or at such other location as may be agreed upon by Executive and the Chief Executive Officer of the Company. Executive shall, however, also travel to other locations at such times as may be reasonably required for the performance of his duties under this Agreement; provided that the frequency and duration of such travel shall not be substantially greater than the frequency and duration of Executive’s travel during his employment by the Company prior to the date of this Agreement.

     3. Compensation. During the Employment Period, Executive shall be compensated as follows:
     (a) Salary. Executive shall be paid an annual base salary at a rate which is not less than $255,000 per year, effective commencing February 25, 2008. Executive’s base salary shall be reviewed by the Board of Directors of the Company on an annual basis and shall be subject to increases from time to time at the discretion of the Board of Directors. Executive’s base salary as in effect from time to time may not be decreased and shall be paid in equal, bi-weekly installments.
     (b) Bonus.
     (i) Executive shall be paid a cash bonus equal to 100% of his annual base salary, as then in effect, on the date the Company is granted Food and Drug Administration approval for the commercial sale of PolyHeme in the United States for any indication. Such bonus will be paid within 14 days after the Company receives written notification of such approval.
     (ii) Executive shall be entitled to receive an annual cash bonus for the achievement of performance goals to be determined by mutual agreement of the Board of Directors and Executive. The annual cash bonus is payable with respect to performance during the Company’s fiscal year ending each May 31. Executive and the Board of Directors shall use their good faith efforts to agree prior to June 30 of each fiscal year on the performance goals to be applicable for such fiscal year. The target bonus opportunity shall be equal to 40% of Executive’s annual base salary, as in effect at the beginning of the fiscal year for which Executive’s performance is being measured, with a maximum bonus opportunity for superior performance of 100% of Executive’s annual base salary as so determined. A reduced bonus may be payable at the discretion of the Board of Directors for partial achievement of Executive’s performance goals. In no event shall any annual cash bonus be paid later than the 15th day of the third month following the later of (A) the end of the Company’s fiscal year, or (B) the end of the calendar year, in which the annual performance goals are met to the satisfaction of the Board of Directors, as the case may be, consistent with the short-term deferral rule in Treasury Regulation Section 1.409A-1(b)(4).
     (c) Paid Time Off. Executive shall accrue a total of 30 days of paid time off, including vacation, sick days and other absences, during each calendar year. Unused day of paid time off may be used by Executive in succeeding calendar years, provided that Executive shall not be entitled to utilize more than a total of 60 days of paid time off during any calendar year.
     (d) Expenses. Executive shall be reimbursed for all reasonable business expenses incurred in the performance of his duties pursuant to this Agreement, to the extent such expenses are substantiated and are consistent with the general policies of the

Company and its subsidiaries relating to the reimbursement of expenses of senior executive officers. The reimbursement of expenses during a calendar year will not affect the expenses eligible for reimbursement in any other calendar year. In no event shall such an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred.
     (e) Fringe Benefits. Executive shall be entitled to participate, during the Employment Period, in any and all pension, stock option, relocation, profit sharing, and other Executive benefit plans or fringe benefit programs which are from time to time maintained by the Company or its subsidiaries for their senior executive officers, in accordance with the provisions of such plans or programs as from time to time in effect.
     (f) Financial Planning and Other Services. Executive shall be entitled to reimbursement of up to $3,500 per calendar year for financial planning and tax preparation assistance; provided that any portion of such annual amount not incurred by Executive as of each December 31 shall be forfeited. In calendar year 2008, Executive shall additionally be entitled to reimbursement for up to a total of $10,000 for estate planning expenses. In no event shall an expense incurred pursuant to this paragraph (f) be reimbursed later than December 31 of the calendar year following the calendar year in which such expense was incurred.
     (g) Annual Physical. Executive shall be entitled to reimbursement for all costs associated with an annual executive physical at a medical facility of Executive’s choice. To the extent such a cost is not paid for or reimbursed under an insurance policy or benefit plan of the Company and is taxable to the Executive, such cost shall be reimbursed no later than December 31 of the calendar year following the calendar year in which the cost was incurred.
     (h) Deduction and Withholding. All compensation and other benefits payable to or on behalf of Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by Executive or required by applicable law.
     4. Other Benefits. The compensation provisions of this Agreement shall be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiaries may be entitled to receive under the provisions of any pension, stock option, profit sharing, disability, relocation or other Executive benefit plan now or hereafter maintained by the Company or by any of its subsidiaries. The Company shall not make any changes in such plans or arrangements which would adversely affect Executive’s rights or benefits thereunder, unless such change is made uniformly in a plan of general application to all of the Company’s or a subsidiary’s eligible Executives.
     5. Termination. Executive’s employment may be terminated without any breach of this Agreement only under the following circumstances:
     (a) Death. Executive’s employment shall terminate upon his death.

     (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness or accident, Executive shall be unable to perform in all material respects his duties as Senior Vice President — Operations of the Company for a period equal to the eligibility waiting period applicable under the Company’s long term disability insurance policy, the Company may terminate Executive’s employment for “disability.”
     (c) Cause. The Company may terminate Executive’s employment hereunder for “cause.” For purposes of this Agreement, “cause” shall mean the conviction of Executive of any felony or any failure by Executive to comply in all material respects with any material term of this Agreement or the Proprietary Information and Inventions Agreement which conduct or failure is materially injurious to the Company, monetarily or otherwise. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause without (1) at least 60 days prior written notice from the Company to Executive setting forth the reasons for the Company’s intention to terminate for cause, (ii) an opportunity to cure the stated cause during the 60-day notice period, and (iii) after all of the preceding procedures have been satisfied or made available, delivery to Executive of a Notice of Termination from the Board of Directors of the Company finding that in the good faith opinion of such Board of Directors, Executive was guilty of the conduct or of the failure described in the second sentence of this subparagraph, specifying the particulars in detail, and that Executive has failed to cure the stated cause.
     (d) Termination by Executive. Executive may voluntarily terminate his employment at any time. Executive’s termination of employment shall be for “good reason” if he voluntarily terminates his employment:
     (i) upon the occurrence, without the Executive’s consent, of any of the following events:
     (A) a material diminution of Executive’s duties or authority, or the assignment to Executive of duties materially inconsistent with his position, in either case, with or without a change in Executive’s title;
     (B) the institution of a requirement that Executive report to any person other than the Chief Executive Officer or the Board of Directors;
     (C) a material diminution in Executive’s base salary or a material diminution in Executive’s benefits; or
     (D) a material change in the geographic location at which Executive must perform services pursuant to this Agreement;
     (ii) because of a failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after written notice of such noncompliance has been given by the Executive to the Company; or
     (iii) because of any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of

Termination satisfying the requirements of subparagraph 5(e) hereof (and for purposes of this Agreement no such purported termination shall be effective).
     Notwithstanding the foregoing, the Executive shall not be deemed to have terminated for good reason unless, within 45 days after the initial condition giving rise to good reason, the Executive provides the Company with written notice of such condition. The Company shall have 30 days following receipt of such notice to cure the condition. If the Company does not cure such condition within the 30 day period, then Executive’s Date of Termination shall be the first day after the 30 day cure period expires.
     (e) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination because of Executive’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (f) Date of Termination of Employment. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated for disability pursuant to subparagraph 5(b) above, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties during such thirty-day period); (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination which shall not be less than 30 days nor more than 60 days from the date Notice of Termination is given (except as provided in subparagraph 5(d)); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
     6. Compensation Upon Termination of Employment.
     (a) All Terminations. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be entitled to receive (i) his base salary through the Date of Termination, (ii) the balance of any earned but unpaid bonus, (iii) up to a maximum of 60 days of accrued but unused paid time off, (iv) all vested benefits under the Company’s benefit plans payable in accordance with the terms of such plans and (v) all benefit continuation and conversion rights as provided under the Company’s benefit plans. The foregoing are referred to collectively as the “Base Termination Benefit.”
     (b) Death or Disability. If Executive’s employment with the Company terminates as a result of his death or his disability, then Executive shall be entitled to receive (i) the Base Termination Benefit and (ii) a cash bonus equal to his target bonus payable with respect to the year in which the Date of Termination occurs, with such amounts paid no later than the 15th day of the third month following the later of (A) the end of the Company’s fiscal year, or (B) the end of the calendar year, of the Date of Termination.
     (c) Cause. If Executive’s employment is terminated by the Company for cause, then Executive shall be entitled to receive the Base Termination Benefit and the Company shall have no further obligations to Executive under this Agreement except as otherwise required by applicable law.
     (d) Breach; Termination for Good Reason. If (A) the Company terminates Executive’s employment other than pursuant to subparagraphs 5(b) or 5(c), or (B) Executive terminates his employment for good reason, then Executive shall be entitled to receive:
     (i) the Base Termination Benefit;
     (ii) a cash bonus equal to his target bonus payable with respect to the year in which the Date of Termination occurs, prorated based on the date on which the Date of Termination occurs;
     (iii) a lump sum cash payment equal to 200% of his annual base salary and target bonus payable with respect to the year in which the Date of Termination occurs;
     (iv) continuation for a period of 24 months after the Date of Termination of all medical and life insurance and other welfare benefits for Executive and his eligible dependents at active Executive contribution rates;
     (v) reasonable Company-paid executive level career transition assistance by a firm designated by Executive;
     (vi) immediate vesting of all unvested stock options, restricted stock grants, stock appreciation rights and other equity compensation awards; and
     (vii) the right to exercise all stock options, stock appreciation rights and other equity compensation awards for a period of 12 months following the Date of Termination.
     For purposes of compliance with Section 409A, the following provisions shall apply. Payments pursuant to clauses (ii) and (iii) shall be paid to Executive no later than the 15th day of the third month following the later of (A) the end of the Company’s fiscal year that includes the Date of Termination, or (B) the end of the calendar year that includes the Date of Termination. To the extent that any payment of medical benefits provided pursuant to clause (iv) does not qualify for exemption from Section 409A, such payment shall meet the requirements of Section 409A by satisfying the following conditions: (A) the amount of payment in any one taxable year may not affect the amount of payment in another taxable year; and (B) any such payment reimbursing Executive or his eligible dependents for an expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In addition, career transition assistance provided pursuant to clause (v) shall not be provided beyond December 31 of the second calendar year after the calendar year that includes the Date of Termination.
     (e) Voluntary Termination. If Executive voluntarily terminates his employment with the Company other than for good reason, then Executive shall be entitled to receive the Base Termination Benefit and the Company shall have no further obligations to Executive under this Agreement except as otherwise required by applicable law.
     (f) Termination Following a Change in Control. Notwithstanding subparagraphs 6(d) and 6(e), if (i) within the 12-month period following a change in control the Company terminates Executive’s employment other than pursuant to subparagraphs 5(b) or 5(c) or Executive terminates his employment for good reason or (ii) within the 30-day period following a change in control Executive voluntarily terminates his employment with the Company, then Executive shall be entitled to receive:
     (i) the Base Termination Benefit;
     (ii) a cash bonus equal to his target bonus payable with respect to the year in which the Date of Termination occurs, prorated based on the date on which the Date of Termination occurs;
     (iii) a lump sum cash payment equal to 300% of his annual base salary and target bonus payable with respect to the year in which the Date of Termination occurs;
     (iv) continuation for a period of 36 months after the Date of Termination of all medical and life insurance and other welfare benefits for Executive and his eligible dependents at active Executive contribution rates;
     (v) reasonable Company-paid executive level career transition assistance by a firm designated by Executive;
     (vi) immediate vesting of all unvested stock options, restricted stock grants, stock appreciation rights and other equity compensation awards; and
     (vii) the right to exercise all stock options, stock appreciation rights and other equity compensation awards for a period of 12 months following the Date of Termination.
     Payments and benefits provided pursuant to clauses (ii)-(v) shall be subject to the Section 409A rules set forth above in subparagraph 5(d).

     For purposes of this Agreement, a “change in control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect as of the date of this Agreement, promulgated pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to the reporting requirements of the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if
     (i) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets;
     (ii) the stockholders of the Company approve any plan or proposal of liquidation or dissolution of the Company;
     (iii) there shall be consummated any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation, or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have, directly or indirectly, at least an 80% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger;
     (iv) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities ordinarily having the right to vote for the election of directors; provided that no change in control shall be deemed to occur as a result of any acquisition of voting securities directly from the Company (or as a result of the exercise, conversion or exchange of any securities acquired directly from the Company) if the transaction pursuant to which such voting securities or exercisable, convertible or exchangeable securities are issued is approved by vote of at least three-quarters of the directors comprising the Incumbent Board (as defined below); or
     (v) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; provided further that, notwithstanding the foregoing, an individual whose initial assumption of office as a director is in connection with any actual or threatened “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act) by any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than the Incumbent Board shall not be considered as a member of the Incumbent Board for purposes of this Agreement.
     (g) Obligations under Proprietary Information and Inventions Agreement. Executive understands and agrees that if he materially breaches any material provision of the Proprietary Information and Inventions Agreement, the Company shall cease to have any obligation to make any severance or other post-employment payments under this paragraph 6. Executive further understands and agrees that the severance and other post-employment payments to be made to Executive pursuant to this paragraph 6 may be applied by the Company to satisfy its payment obligations set forth in Section 5 of the Proprietary Information and Inventions Agreement for the period during which payments are being made to Executive in accordance with this paragraph 6.
     (h) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for this paragraph 6 by seeking other employment or otherwise, nor shall the amount of any payments provided in this Agreement be reduced by any compensation earned by Executive as the result of his self-employment or his employment by another employer after his Date of Termination.
     (i) Exclusive Severance. The severance pay and benefits provided for in this paragraph 6 will be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.
     7. Excise Tax Payments.
     (a) Right to Receive Gross-Up Payment. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to herein as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return, and including any Excise Tax imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Determination Relating to Gross-Up Payment. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm of recognized national standing selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within five days of the Date of Termination, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax shall be imposed with respect to any such Payment or Payments. The Gross-Up Payment, if any, as determined pursuant to this subparagraph 7(b) shall be paid by the Company to Executive within five days after the receipt of the Determination. Within ten days after the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect Executive’s right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive, subject to the application of the provisions of subparagraph 7(c).
     (c) Excess Payment and Underpayment. As a result of uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that a Gross-Up Payment (or a portion thereof) shall be paid which should not be paid (an “Excess Payment”) or that a Gross-Up Payment (or a portion thereof) which should be paid shall not be paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to Executive from any governmental taxing authority that Executive’s tax liability (whether in respect of Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to Executive’s satisfaction. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall promptly, but in any event at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed on the Underpayment. An Excess Payment shall deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Executive and Executive shall pay to the Company on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to Executive until the date of repayment to the Company.
     (d) Payment in Compliance with Section 409A. Notwithstanding the foregoing, if Executive is a “specified employee” (within the meaning of Code Section 409A) as of the Date of Termination, the Company shall pay any Gross-Up Payment due as a result of an Excise Tax or Underpayment no earlier than the first day following the six-month anniversary of the Date of Termination and no later than December 31 of the calendar year following the calendar year in which Executive pays such Excise Tax.
     (e) Payment of Excise Tax Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax is imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.
     8. Successors; Binding Agreement.
     (a) Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment with the Company for good reason. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this paragraph 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     (b) Assignment. Executive’s rights and interests under this Agreement may not be assigned, pledged or encumbered by him without the Company’s written consent. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s surviving spouse or, if there is no surviving spouse, to his estate.
     9. Proprietary Information. Executive and the Company have entered into the Proprietary Information and Inventions Agreement, which agreement shall remain in full force and effect.
     10. Payment of Costs and Indemnification.
     (a) Payment of Costs. In the event that a dispute arises regarding termination of Executive’s employment or the interpretation or enforcement of this Agreement, the Company shall promptly pay, or reimburse to Executive, as and when incurred, all reasonable fees and expenses (including reasonable legal fees and expenses, court costs, costs of investigation and similar expenses) incurred by Executive in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing his claim; provided, however, that the Company shall be entitled to recover from Executive the amount of any such fees and expenses paid by the Company if the Company obtains a final judgment in its favor on the merits of such dispute from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. In no event shall payment of such expenses be made later than December 31 of the calendar year following the calendar year in which the expense was incurred.
     (b) Indemnification. The Company shall indemnify and hold Executive harmless to he maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an Executive, officer, or director of the Company or any of its subsidiaries, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor. The undertaking of subparagraph (a) above is independent of, and shall not be limited or prejudiced by, the undertakings of this subparagraph (b). The indemnification provided in this Agreement is in addition to, and not in derogation of, any rights to indemnification or advancement of expenses to which Executive may otherwise be entitled under the Certificate of Incorporation or Bylaws of the Company, any indemnification contract or agreement, any policy of insurance or otherwise.
     (c) Warranty. The Company hereby represents and warrants that the undertakings of payment and indemnification set out in (a) and (b) above are not in conflict with the Certificate of Incorporation or Bylaws of the Company or with any validly existing agreement or other proper corporate action of the Company.

     11. General Provisions.
     (a) Fees and Expenses. The Company shall pay as they become due all legal fees and related expenses (including the costs of experts) incurred by Executive as a result of (i) Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) and (ii) Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including any such fees and expenses incurred in connection with any Dispute or Gross-Up Payment, whether as a result of any applicable government taxing authority proceeding, audit or otherwise) or by any other plan or arrangement maintained by the Company under which Executive is or may be entitled to receive benefits. In no event shall payment of such expenses be made later than December 31 of the calendar year following the calendar year in which the expense was incurred.
     (b) No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
     (c) Effect of Headings. The headings of all of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
     (d) Modification, Amendment, Waiver. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidly, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (f) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.
     (g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois.
     (h) Arbitration. All disputes arising out of or in connection with this Agreement shall be referred to and finally resolved by binding arbitration under American Arbitration Association’s National Rules for Resolution of Employment

Disputes, which arbitration rules are incorporated herein by reference. The tribunal shall consist of a sole arbitrator. The place of arbitration shall be Chicago, Illinois. Process in any such arbitration proceeding may be served on any party anywhere in the world by notice given to the party in accordance with paragraph 11(i).
     (i) Notices. Any notice to be served under this Agreement shall be in writing and shall be mailed by registered mail, return receipt requested, addressed:
     If to the Company, to:
Northfield Laboratories Inc.
1560 Sherman Avenue
Evanston, Illinois 60201-4422
Attention: Board of Directors
     If to Executive, to:
c/o Northfield Laboratories Inc.
1560 Sherman Avenue
Evanston, Illinois 60201-4422
     or to such other place as either party may specify in writing, delivered in accordance with the provisions of this subparagraph.
     (j) Survival. The rights and obligations of the parties shall survive the term of Executive’s employment to the extent that any performance is required under this Agreement after the expiration or termination of such term.
     (k) Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement described in paragraph 9 above, constitutes the entire agreement of the parties with respect to the subject matter thereof, and supersedes all previous agreements between the parties relating to the same subject matter (but excluding the Proprietary Information and Inventions Agreement, which agreement shall remain in full force and effect).
     (l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.
     (m) Compliance with Section 409A. It is the intention of the Company and Executive that the provisions of this Agreement comply with Section 409A and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A. Any mention of “termination” of Executive’s employment contained herein refers to a separation from service as determined pursuant to Treasury Regulation Section 1.409A-1(h).

* * * * *
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EXECUTIVE	NORTHFIELD LABORATORIES INC.

/s/ Robert L. McGinnis	By:	/s/ David A. Savner

Robert L. McGinnis	Its:	Director and Compensation Committee Chairman